Daybreak Oil and Gas, Inc.

Board of Directors’ Compensation Policy

Each director who is not an employee or officer of the Company (“non-employee director”) receives an annual cash retainer of $9,000. Each non-employee director also receives $500 per Board meeting attended and $500 per committee meeting attended. Additionally, the chairman of the Audit Committee receives an additional annual retainer of $1,500 and all other committee chairmen receive an additional $750 annual retainer. Director fees are paid in cash on a quarterly basis. Additionally, directors are reimbursed for any out-of-pocket expenses.

In addition to cash fees, non-employee directors receive automatic awards of 150,000 shares of restricted common stock of the Company (the “restricted shares”) upon election to the Board. Additionally each non-employee director will receive 5,000 restricted shares annually, granted in conjunction with the Company’s Annual Meeting of Shareholders, and pursuant to the 2009 Restricted Stock and Restricted Stock Unit Plan (the “2009 Plan”). Shares granted to non-employee directors, under the 2009 Plan, are restricted and fully vest equally over a period of three years, at a rate of 33 1/3% each year, or immediately upon termination by reason of death, disability or retirement from the Board. The Board has discretion to remove any restrictions on restricted shares in the case of any other circumstance deemed appropriate by the Board.